Exhibit 99.1

CONTACTS
From: Tony DeFazio	For: John Bessey, President
DeFazio Communications, LLC	Phillips Edison – ARC Shopping Center REIT
tony@defaziocommunications.com	jbessey@phillipsedison.com
Ph: (484) 532-7783	Ph: (513) 619-5037

Phillips Edison – ARC Shopping Center REIT Forms Joint Venture with

CBRE Global Multi Manager to Acquire over $200 Million of Grocery-Anchored Retail Properties

Deal to Bolster Phillips Edison – ARC Non-Traded REIT with Institutional Capital

Cincinnati, OH, September 29, 2011 – Phillips Edison – ARC Shopping Center REIT Inc., a publicly-registered, non-traded REIT focused on grocery-anchored neighborhood and community shopping centers, today announced a joint venture between itself and clients of the CBRE Global Multi Manager group, the private equity indirect investment division of CBRE Investors, which is one of the largest institutional real estate investment managers in the world. The joint venture, PECO-ARC Institutional Joint Venture I, intends to invest approximately $102 million of equity to acquire over $200 million of grocery-anchored neighborhood and community shopping centers throughout the United States. The two real estate investment companies hope to capitalize on acquisition opportunities and the traffic-driving ability of top grocers to produce favorable risk-adjusted returns for their investors.

Under the terms of the agreement, the companies will contribute approximately $102 million of equity capital. Of this, CBRE Global Multi Manager has committed $50 million and Phillips Edison – ARC Shopping Center REIT will contribute $52 million of equity. The joint venture plans to leverage this capital with approximately $102 million of debt financing for approximately $200 million in acquisition capacity to purchase well-located grocery-anchored shopping centers. Phillips Edison – ARC Shopping Center REIT will maintain a majority interest in the joint venture and serve as the general partner, managing the operations of the joint venture.

“We are proud to have joined forces with CBRE Global Multi Manager and believe that this joint venture with one of the world’s largest real estate investment managers is a game changer for the REIT,” said Mark Addy, Chief Operating Officer for Phillips Edison – ARC Shopping Center REIT. Addy continued “Not only does this speak to our ability to strategically place and manage capital, but it also reflects the CBRE Global Multi Manager team’s support of our investment strategy, which is that shopping centers anchored by top-performing grocers provide stable long-term returns for investors. Since this joint venture allows us to pair our investors’ dollars with theirs, doubling our purchasing power immediately, we expect to be able to double the REIT’s portfolio by the end of the year.”

Commenting on the agreement, Scott Brown, Managing Director and Head of the Americas in CBRE Global Multi Manager group said, “We have a keen interest in US grocery-anchored/necessity retail properties and regard Phillips Edison & Company as one of the top operators in the sector. Grocers perform well in most economic environments because people always need to eat. We are confident this investment will allow us to leverage off of the Phillips Edison platform to acquire high-quality grocery-anchored real estate assets in solid markets.”

Recent statistics point to the market opportunity in grocery-anchored real estate. Data from TREPP, a research group focusing on debt markets, indicates there is an estimated $1.4 trillion of commercial real estate debt due to mature by 2013. Additionally, the top 20 owners hold less than seven percent of the more than 100,000 shopping centers in operation, according to ICSC Research and Retail Traffic. Much of the other ninety-three percent are owned by non-institutional owners, many of whom are cash-strapped or undercapitalized.

“This is a great time to be a buyer,” says Jeffrey Edison, Chief Executive Officer of Phillips Edison – ARC Shopping Center REIT. “We are seeing a growing pipeline of quality centers coming to market, and this agreement with CBRE Global Multi Manager group gives us more firepower to take advantage of these opportunities more quickly and on a larger scale.” Edison added, “We believe this is a win-win scenario, both for our retail investors and CBRE Global Multi Manager’s institutional investors, who can now invest alongside each other.”

About CBRE Global Multi-Manager Group

CB Richard Ellis Investors is a global real estate investment management firm with $60.2 billion in assets under management as of July 1, 2011.* CBRE Investors is an independently operated affiliate of CB Richard Ellis Group, Inc. (NYSE: CBG) and harnesses the research, investment sourcing and resources of the world’s premier, full-service commercial real estate company for the benefit of its investors. CBRE Global Multi Manager group is headquartered in London with regional offices in Boston and Singapore and manages investment capital on behalf of institutional separate account clients and global fund of funds. The group offers tailored investment strategy and execution into the global real estate markets through unlisted property investments and funds.

About Phillips Edison – ARC Shopping Center REIT Inc.

Phillips Edison – ARC Shopping Center REIT (the “Company”) is a combined effort between two leading real estate companies with proven track records: Phillips Edison & Company, the largest private owner operator of grocery-anchored shopping centers, and American Realty Capital, a leading sponsor and equity raiser in the non-traded REIT industry. Through Realty Capital Securities, its broker dealer, American Realty Capital has raised over $3.4 billion of equity capital for direct investment programs. The Company is backed by Phillips Edison & Company founders Jeffrey Edison and Michael Phillips, who along with an experienced management team that averages 20 years in the industry, have placed more than $1.8 billion to acquire over 250 shopping centers in 35 states. The Company invests primarily in well-located grocery-anchored neighborhood and community shopping centers throughout the United States.

This release contains forward-looking statements. These include statements regarding the intent, belief or current expectations of the Company as well as the assumptions on which such statements are based and generally are identified by the use of words such as “may,” “will,” “seeks,” “anticipates,” “believes,” “estimates,” “expects,” “plans,” “intends,” “should” or similar expressions. These statements are subject to risks that may cause the Company’s actual results to be materially different from any future results expressed or implied by such forward-looking statements. Further, forward-looking statements speak only as of the date they are made, and the Company undertakes no obligation to update or revise forward-looking statements to reflect changed assumptions, the occurrence of unanticipated events or changes to future operating results over time. The following are some of the risks and uncertainties that could cause the Company’s actual results to differ materially from those presented in its forward-looking statements: We could raise insufficient equity to honor our capital commitments; our joint venture partners may not honor their capital commitments; and adverse changes in occupancy of acquired properties or in the ability of tenants to pay their rent may prevent us from achieving long-term stable returns. For a discussion of other risk and uncertainties affecting the Company, see the Company’s annual report on Form 10-K for the year ending December 31, 2010 and subsequent quarterly reports.

For more information, visit http://www.phillipsedison-arc.com.

To arrange interviews with Phillips Edison – ARC Shopping Center REIT, Inc. executives, please contact Tony DeFazio at 484-532-7783 or tony@defaziocommunications.com.

*	Assets under management (AUM) is as of July 1, 2011, so as to include the acquisition of CBRE Clarion Securities on July 1, 2011. AUM generally refers to the properties and other assets with respect to which CBRE Investors and its global affiliates provide (or participate in) oversight, investment management services and other advice. AUM is intended principally to reflect the extent of CBRE Investors’ presence in the global real estate market, and its calculation of AUM may differ from the calculation of other asset managers.

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